                                                                   EXHIBIT 10.56

                       2002 EXECUTIVE EMPLOYMENT AGREEMENT

2002 EMPLOYMENT AGREEMENT (the "Agreement") made as of March 4, 2002 by and between ARIAD Pharmaceuticals, Inc. (the "Company") a Delaware corporation, and Laurie A. Allen, Esq. (the "Employee").

1.     EMPLOYMENT, DUTIES AND ACCEPTANCE.

       1.1 The Company hereby employs the Employee, for the Term (as hereinafter defined), to render full-time services to the Company, and to perform such duties as she shall reasonably be directed by the Chief Executive Officer of the Company to perform. The Employee's title shall be designated by the Chief Executive Officer and initially shall be Senior Vice President, Chief Legal Officer, and Secretary.

       1.2 The Employee hereby accepts such employment and agrees to render the services described above.

       1.3 The principal place of employment of the Employee hereunder shall be in the greater Boston, Massachusetts area, or other locations reasonably acceptable to the Employee. The Employee acknowledges that for limited periods of time she may be

       1.4 Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full-time employee, it is understood that the Employee may (a) have an academic appointment,
              (b) participate in professional activities, and c) provide limited consulting services from time to time to Alexandria Real Estate Equities, Inc. ("Alexandria"), including attendance at its Board of Director meetings (collectively, "Permitted Activities'),; PROVIDED, HOWEVER, that such Permitted Activities do not interfere with the Employee's duties to the Company and that the consulting services to Alexandria be agreed upon by the Company in advance.

2.     TERM OF EMPLOYMENT.

       The term of the Employee's employment under this Agreement (the "Term") shall commence on March 4, 2002 or such other date as agreed upon by the parties (the "Effective Date") and shall end on December 31, 2004 unless sooner terminated pursuant to Section 4 or 5 of this Agreement; PROVIDED, HOWEVER, that this Agreement shall automatically be renewed for successive one-year terms (the Term and, if the period of employment is so renewed, such additional period(s) of employment are collectively referred to herein as the "Term"), unless terminated by written notice given by either party to the other at least 90 days prior to the end of the applicable Term.

3.     COMPENSATION.

       3.1 As full compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee, during the Term, a base salary at the fixed rate of $225,000 per annum during the first year of the Term and increased each year thereafter, by amounts, if any, to be determined by the Board of Directors of the Company (the "Board"), in its sole discretion, payable in equal biweekly installments, less such deductions or amounts to be withheld as shall be required by applicable law and regulations.

       3.2 Each year, the Employee shall be eligible for a discretionary bonus of up to 30% of base salary, which bonus shall be determined annually by the Board. The bonus, if any, may be paid in the form of stock options, stock awards, cash, or deferred compensation, as determined by the Board.

       3.3 The Company shall pay or reimburse the Employee for all reasonable expenses actually incurred or paid by her during the Term in the performance of her services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may require.

       3.4 The Employee shall be eligible under any incentive plan, stock award plan, bonus, deferred or extra compensation plan, pension, group health, disability and life insurance or other so-called "fringe" benefits which the Company provides for its senior executives at a comparable level to the Employee. All stock options and stock awards granted to the Employee shall be subject to a vesting schedule which shall be determined by the Compensation Committee of the Board. Stock options and stock awards, if any, to be granted to the Employee shall also be subject to the terms of a stock option plan and certificate or stock award plan and certificate, as the case may be.

       3.5 The Company shall grant the Employee an option to purchase 100,000 shares of the Company's Common Stock at the fair market value on the date of the Board's approval of such grant (the "2002 Stock Options"), in accordance with the Company's 2001 Stock Plan. The Employee agrees that all such options shall be subject to a four-year vesting schedule, vesting in equal increments of 25% on each anniversary of their issuance.

       3.6 All options to purchase shares of the Company's Common Stock held by the Employee prior to the date hereof pursuant to that certain consulting agreement, dated January 2, 2000, by and between the Company and the Employee (the "Consulting Agreement"), (that is, options to purchase 135,000 shares of the Company's Common Stock) (the "Prior Stock Options") shall continue to vest and be exercisable subject to the Company's 1991 Stock Option Plan for Employees, as amended, and the relevant certificates. As of the Effective Date of this Agreement, the Consulting Agreement shall terminate, except as provided in Section 8.8 herein.

       3.7 Except as specified in Section 6.1, any unvested options shall be forfeited to the Company in the event (a) this Agreement is terminated by the Company for Cause pursuant to Section 4 herein, or (b) either party elects not to renew this Agreement pursuant to
              Section 2 herein.

4.     TERMINATION BY THE COMPANY.

       The Company may terminate this Agreement, if any one or more of the following shall occur:

       (a) The Employee shall die during the Term; PROVIDED, HOWEVER, the Employee's legal representatives shall be entitled to receive the compensation provided for in Section 3 to the last day of the month in which her death occurs.

       (b) The Employee shall become physically or mentally disabled, whether totally or partially, so that she is unable substantially to perform her services hereunder for (i) a period of 180 consecutive days, or (ii) for shorter periods aggregating 180 days during any twelve month period.

       (c) The Employee acts, or fails to act, in a manner that provides Cause for termination. For purposes of this Agreement, the term "Cause" means (i) the conviction of the Employee of any felony involving moral turpitude, (ii) any acts of fraud or embezzlement by the Employee involving the Company or any of its Affiliates,
              (iii) the failure by the Employee to perform any of her material duties hereunder, (iv) violation of any federal, state or local law, or administrative regulation, (v) conduct that results in negative publicity, (vi) failure to comply with the policies of the Company, or (vii) a material breach of the terms of this Agreement by the Employee (including, without limitation, actions taken by Employee which create a conflict of interest for Employee between the Company and a competitor). As the term "Cause" applies to clauses (iii) through (vii), such acts, conduct, or failure, as the case may be, must materially adversely affect the Company's business. The Company shall provide the Employee written notice of termination pursuant to this
              Section 4, and Employee shall have 30 days to cure or remedy such failure or breach, in which case this Agreement shall not be terminated.

5.     TERMINATION BY THE EMPLOYEE.

       5.1 The Employee may terminate this Agreement, if any one or more of the following shall occur:

              (a) a material breach of the terms of this Agreement by the Company and such breach continues for 30 days after the Employee gives the Company written notice of such breach;

              (b) the Company shall make a general assignment for benefit of creditors; or any proceeding shall be instituted by the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief of the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or the Company shall take any corporate action to authorize any of the actions set forth above in this Section 5.1(b);

              (c) an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Company seeking reorganization, arrangement or readjustment of the Company's debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and remain undismissed or unstayed for a period of 30 days;

              (d) a receiver, assignee, liquidator, trustee or similar officer for the Company or for all or any part of its property shall be appointed involuntarily, or

              (e)    a Change in Control, as such term is defined in Section 14.

6.     SEVERANCE.

       6.1 If (i) the Company terminates this Agreement without Cause or (ii) the Employee terminates this Agreement pursuant to Section 5.1(a), then: (1) except in the case of death or disability, the Company shall continue to pay the Employee her then-current base salary for the remaining period of the applicable Term; (2) all stock options granted pursuant to this Agreement that would have vested during the Term shall vest immediately prior to such termination; and (3) the Company shall continue to provide all benefits subject to COBRA at its expense for up to one year. Notwithstanding the foregoing, if the Company elects not to renew this Agreement pursuant to Section 2 herein or this Agreement is terminated according to this Section 6.1, prior to March 4, 2006, all 2002 Stock Options, shall vest immediately.

       6.2 In the event of a consummation of a Change in Control of the Company, and if the Employee gives notice of termination within 90 days after such occurrence, then (i) all stock options, stock awards, similar equity rights, and deferred compensation awards granted to the Employee shall immediately vest and remain fully exercisable through their original term with all rights; (ii) the relocation loan provided pursuant to
              Section 7 (f) shall be considered fully paid, and all loan obligations shall be forgiven; and (iii) the Company shall continue to pay Employee her then-current base salary for the shorter of (a) six months, or (b) the remaining period of the applicable Term.

7.     OTHER BENEFITS.

       In addition to all other benefits contained herein, the Employee shall be entitled to:

       (a)    Relocation expenses for the Employee and her family, consisting of
              (i) all reasonable direct out-of-pocket costs of transporting the Employee, the Employee's family and household items from the Employee's current residence to a new residence in the greater Boston, Massachusetts area; (ii) reasonable travel and lodging to visit the greater Boston, Massachusetts area to search for a new residence; (iii) the cost of storing household items in the greater Boston, Massachusetts area (and transporting them to and from storage) for up to six months from the Employee's date of employment; and (iv) except as described in the next succeeding sentence and subject to prior approval, the reasonable closing costs associated with the Employee's purchase of a new residence in the greater Boston, Massachusetts area within one year of the Employee's date of employment. The following closing (settlement) costs will NOT be paid by the Company: (1) real --- estate and other taxes, (2) insurance premiums other than title insurance, and (3) commitment fees and prepaid interest (i.e., "points") in excess of 2%. If any payments made to or in respect of the Employee pursuant to this Section 7(a) become subject to any tax (taking into account relevant deductions), the Company shall make a special payment to her sufficient, on an after-tax basis (taking into account federal, state, and local taxes), to put her in the same position as would have been the case had no such taxes been applicable to any payments of benefits provided in this subsection. This special payment will be made to the Employee at the time such taxes actually are paid.

       (b) Vacation time of four weeks per year taken in accordance with the vacation policy of the Company during each year of the Term.

       (c) After six years of employment, one three-month period of fully paid leave of absence in accordance with Company policies in place at that time; it being understood that such policies may restrict the Employee from taking such leave of absence until a time that is acceptable to the Company and may include other such limitations.

       (d)    Group health, disability and life insurance.

       (e) The Company shall provide the Employee with an automobile allowance of $750 per month and standard tax preparation and planning services.

       (f) To facilitate the Employee's relocation, the Company will provide the Employee with a one-time relocation loan (the "Loan") in the amount of $75,000 to be used towards the purchase of the Employee's new principal residence (the "Residence"), payable at the time of closing on such residence. The Loan will be secured by a second mortgage on the Residence (the "Secured Note"). The principal of the Loan shall be repaid within thirty days of the occurrence of the following events: (a) the Employee terminates this Agreement prior to the third anniversary of execution of the Secured Note, except as provided pursuant to Section 5.1 herein, or (b) the Company terminates this Agreement for Cause pursuant to
              Section 4 herein. Upon the third anniversary of the execution of the Secured Note, the Loan obligation shall be fully forgiven.

8.     CONFIDENTIALITY.

       8.1 The Employee acknowledges that, during the course of performing her services hereunder, the Company shall be disclosing information to the Employee related to the Company's Field of Interest, Inventions, projects and business plans, as well as other information (collectively, "Confidential Information"). The Employee acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

       8.2 The Employee agrees that the Confidential Information only shall be used by the Employee in connection with her activities hereunder as an employee of the Company, and shall not be used in any way that is detrimental to the Company.

       8.3 The Employee agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Employee shall treat all such information as confidential and proprietary property of the Company.

       8.4 The term "Confidential Information" does not include information that (a) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (b) was within the Employee's possession prior to being furnished to such Employee, (c) becomes available to the Employee on a nonconfidential basis or (d) was independently developed by the Employee without reference to the information provided by the Company.

       8.5 The Employee may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Employee shall give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

       8.6 Upon termination of this Agreement, the Employee shall promptly return to the Company all materials containing Confidential Information, as well as data, records, reports and other property, furnished by the Company to the Employee or produced by the Employee in connection with services rendered hereunder. Notwithstanding such return or any of the provisions of this Agreement, the Employee shall continue to be bound by the terms of the confidentiality provisions contained in this Section 8 for a period of three years after the termination of this Agreement.

       8.7 In connection with her employment by the Company, the Employee hereby acknowledges that she may enter into more than one agreement with regard to (a) the confidentiality of certain books, records, documents and business, (b) rights to certain inventions, proprietary information, and writings, (c) publication of certain materials, and (d) other related matters (the "Confidential Matters") of the Company (the "Confidentiality Agreements"). In order to clarify any potential conflicts between certain respective provisions of such Confidentiality Agreements, the Employee and the Company hereby agree that, as among such Confidentiality Agreements, the provision (or part thereof) in any such Confidentiality Agreement which affords the greatest protection to the Company with respect to the Confidential Matters shall control.

       8.8 The Employee hereby acknowledges that she has previously entered into one or more Confidentiality Agreements (as such term is defined in Section 8.7 hereof) with the Company. Notwithstanding any of the provisions of this Agreement, the Employee acknowledges and agrees that Section 8.7 of the Executive Employment Agreement by and between the Company and the Employee, dated as of November 25, 1998, as amended (the "Executive

              Employment Agreement"), Section 6.7 of the Consulting Agreement, defined above, and her obligations under such Confidentiality Agreements shall continue to survive any termination of the Executive Employment Agreement, the Consulting Agreement or this Agreement.

9.     INVENTIONS DISCOVERED BY THE EMPLOYEE WHILE PERFORMING SERVICES
       HEREUNDER.

       During the Term, the Employee shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Inventions") made, conceived or first reduced to practice by the Employee, either alone or jointly with others, while performing service hereunder. The Employee hereby assigns to the Company all of her right, title and interest in and to any such Inventions. During and after the Term, the Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents and copyrights in any and all countries on such Inventions. The Employee hereby irrevocably designates the Chief Patent Counsel to the Company as her agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this paragraph. This Section 9 shall survive the termination of this Agreement.

10.    NON-COMPETITION AND NON-SOLICITATION.

       During the Term and, in the event of an earlier termination of this Agreement by Employee during the Term (other than any termination by Employee pursuant to Section 5.1(a)), for a period of one year following the date of such termination by Employee (the "Section 10 Period"): (a) Employee shall not compete with the Company or any subsidiary or affiliate of the Company for whom she is an employee or officer during the Term (each, an "Interested Entity") by (i) entering the employ of, or rendering services to, any biopharmaceutical entity which is engaged in a business competitive with the Company's Field of Interest in such a capacity as to create, on the date of such employment, a potential conflict of interest for Employee between such biopharmaceutical entity and an Interested Entity, (ii) engaging, during the Section 10 Period, in any business for her own account which would be competitive with the Company's Field of Interest, or (iii) acquiring, during the Section 10 Period, an equity or financial interest in any business which is competitive with the Company's Field of Interest, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity as to create, on the date of acquisition of such interest, a potential conflict of interest for Employee between such business and an Interested Entity; PROVIDED, HOWEVER, that nothing contained in this
       Section 10 shall be deemed to prohibit Employee during the Section 10 Period from providing approved consulting services to Alexandria, accepting a position with a law firm, investment bank, venture capital or investment fund or other professional or financial services firm or from acquiring, solely as an investment, shares of capital stock of any public corporation; (b) neither the Employee nor any Affiliate of the Employee shall solicit or utilize, or assist any person in any way to solicit or utilize, the services, directly or indirectly, of any of the Company's directors, consultants, members of the Board of Scientific and Medical Advisors, officers or employees (collectively, "Associates of the Company") in any manner which is directly or indirectly competitive with the Company's business . This non-solicitation and non-utilization provision shall not apply to Associates of the Company who have previously terminated their relationship with the Company.

       10.1 If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 10, the Company shall have the following rights and remedies:

              10.1.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company; and

              10.1.2 The right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Employee hereby agrees to account for and pay over such Benefits to the Company.

                      Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

       10.2 If any of the covenants contained in Section 8, 9 or 10, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

       10.3 If any of the covenants contained in Section 8, 9 or 10, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

       10.4 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 8, 9 and 10 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

11.    INDEMNIFICATION.

       The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by her in connection with any action, suit or proceeding to which she may be made a party by reason of her being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company. The Company shall provide, subject to its availability upon reasonable terms (which determination shall be made by the Board) at its expense, directors and officers insurance for the Employee in reasonable amounts. Determination with respect to (a) the availability of insurance upon reasonable terms and (b) the amount of such insurance coverage shall be made by the Board in its sole discretion.

12.    NOTICES.

       All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by prepaid telegram (confirmed delivery by the telegram service), private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested), or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:
ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer
Telephone: (617) 494-0400
Fax:       (617) 494-1828


If to the Employee:
Laurie A. Allen, Esq.
11181 Cashmere Street
Los Angeles, California  90049


13.    GENERAL.

       13.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in Massachusetts.

       13.2 The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

       13.3 Except as set forth in Section 8.8 of this Agreement with respect to Confidentiality Agreements, this Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

       13.4 This Agreement and the Employee's rights and obligations hereunder may not be assigned by the Employee or the Company; PROVIDED, HOWEVER, the Company may assign this Agreement to a successor-in-interest.

       13.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14. DEFINITIONS. As used herein the following terms have the following meaning:

       (a) "Affiliate" means and includes any corporation or other business entity controlling, controlled by or under common control with the corporation in question.

       (b) The "Company's Field of Interest" is the discovery, development and commercialization of pharmaceutical products based on (a) intervention in signal transduction pathways and (b) gene and cell therapy. The Company's Field of Interest may be changed at any time at the sole discretion of the Company and upon written notice to Employee.

       (c) "person" means any natural person, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

       (d) "Subsidiary" means any corporation or other business entity directly or indirectly controlled by the corporation in question.

       (e) "Change in Control" means the occurrence of any of the following events (without the consent of the Employee):

              (i) Any corporation, person or other entity makes a tender or exchange offer for shares of the Company's Common Stock pursuant to which such corporation, person or other entity acquires more than 50% of the issued and outstanding shares of the Company's Common Stock;

              (ii) The stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of the Company's assets; or

              (iii) Any person within the meaning of Section 3 (a) (9) or
                    Section 13 (d) of the Securities Exchange Act of 1934 acquires more than 50% of the combined voting power of Company's issued and outstanding voting securities entitled to vote in the election of the Board.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ARIAD PHARMACEUTICALS, INC.
                               By: /s/ Harvey J. Berger, M.D.
                               ------------------------------------------------
                               Harvey J. Berger, M.D.
                               Chairman and Chief Executive Officer


                               EMPLOYEE

                                   /s/ Laurie A. Allen, Esq.
                              -------------------------------------------------
                               Laurie A. Allen, Esq.



                              Date:
                                   ---------------------------